Financial Contact:	Amy Giuffre (414) 343-8002
Media Contact:	Bob Klein (414) 343-4433

HARLEY-DAVIDSON REPORTS FOURTH QUARTER
AND FULL YEAR RESULTS FOR 2007

        Milwaukee, Wis., January 25, 2008 — Harley-Davidson, Inc. (NYSE: HOG) today announced its results for the fourth quarter and the year ended December 31, 2007. Revenue for the quarter was $1.39 billion compared to $1.50 billion in the year-ago quarter, a 7.7 percent decline. Net income for the quarter was $186.1 million compared to $252.4 million, down 26.3 percent versus the fourth quarter of 2006. Fourth quarter diluted earnings per share were $0.78, a 19.6 percent decrease compared to $0.97 in the fourth quarter of last year. During the fourth quarter the Company repurchased $153.3 million of its common stock.

        Revenue for the full year 2007 was $5.73 billion compared to $5.80 billion in 2006, a 1.3 percent decline. For the full year, wholesale shipments of Harley-Davidson® motorcycles were 330,619 units, a 5.3 percent decrease compared to 2006. Diluted earnings per share were $3.74, declining 4.8 percent compared to 2006.

        “Harley-Davidson managed through a weak U.S. economy during 2007,” said Jim Ziemer, Chief Executive Officer of Harley-Davidson, Inc. “As we announced in September, we reduced our wholesale motorcycle shipment plan for the fourth quarter, fulfilling our commitment to our dealers to ship fewer Harley-Davidson motorcycles than we expected our dealers worldwide to sell at retail during 2007,” said Ziemer.

        “While these are challenging times in the U.S., our international dealer network delivered double digit retail sales growth in the fourth quarter and for the full year of 2007. And our customers around the world have a lot to look forward to this year with the new motorcycles we are bringing to market, the opening of the Harley-Davidson Museum, and hundreds of rides and events leading up to our 105th Anniversary Celebration in Milwaukee this summer,” he said.

        For 2008, the Company once again plans to ship fewer Harley-Davidson motorcycles than it expects its worldwide dealer network to sell. The Company also expects moderate revenue growth, lower operating margin, and a diluted earnings per share growth rate of 4 to 7 percent compared to 2007. For the first quarter, it expects to ship between 68,000 and 72,000 Harley-Davidson motorcycles, which compares to 67,761 units in the first quarter of 2007.

        “Looking ahead, we will continue to manage the Company to generate long-term sustainable shareholder value while protecting the brand. We expect the U.S. economy to continue to be very challenging in 2008, and we will closely monitor the retail environment and regularly assess our wholesale shipments throughout the year,” said Ziemer.

Motorcycles and Related Products Segment – Fourth Quarter Results

        Revenue from Harley-Davidson motorcycles was $1.12 billion, a decrease of $105.5 million or 8.6 percent versus the same period last year. Shipments of Harley-Davidson motorcycles totaled 81,206 units, a decrease of 11,642 units or 12.5 percent compared to last year’s fourth quarter.

        Revenue from Parts and Accessories (P&A), which consists of Genuine Motor Parts and Genuine Motor Accessories, totaled $165.2 million, a decrease of $14.0 million or 7.8 percent from the year-ago quarter. Revenue from General Merchandise, which consists of MotorClothes® apparel and collectibles, totaled $73.4 million, an increase of $2.8 million or 4.0 percent over the year-ago quarter.

        Gross margin for the fourth quarter of 2007 was 35.7 percent of revenue compared to 38.0 percent for the fourth quarter last year. Fourth quarter operating margin decreased to 18.1 percent from 22.5 percent in the fourth quarter of 2006.

Motorcycle Retail Sales Data

        During the fourth quarter, worldwide retail sales of Harley-Davidson motorcycles decreased 6.1 percent compared to the fourth quarter of 2006.  U.S. retail sales of Harley-Davidson motorcycles decreased 14.2 percent for the quarter. The heavyweight motorcycle market in the U.S. decreased 9.0 percent for the same period.

        Retail sales of Harley-Davidson motorcycles increased 17.4 percent in the Company’s international markets during the fourth quarter of 2007 compared to the fourth quarter of 2006. Fourth quarter retail sales increased 10.9 percent in Europe; Canada was up 45.9 percent; and Japan was up 4.5 percent. All other international markets combined were up 28.6 percent.

        For the full year of 2007, worldwide retail sales of Harley-Davidson motorcycles decreased 1.8 percent compared to the prior year. In the U.S., Harley-Davidson dealer retail sales decreased 6.2 percent for the full year; international retail sales increased by 13.7 percent. The U.S. heavyweight motorcycle market was down 5.0 percent for the full year of 2007.

        Additional data is listed in the accompanying tables.

Financial Services Segment

        Harley-Davidson Financial Services (HDFS) reported fourth quarter operating income of $38.6 million, a decrease of $9.1 million or 19.1 percent compared to the year ago quarter. The decrease is primarily due to a $6.4 million write-down of retained securitization interests.

Income Tax Rate

        The Company’s fourth quarter effective income tax rate was 35.5 percent compared to 35.1 percent in the same quarter last year. Fourth quarter 2006 effective income tax rate was lower primarily due to the retroactive reinstatement of the federal research and development tax credit.

Harley-Davidson, Inc. – Twelve Month Results

        For the full year 2007, Harley-Davidson motorcycle revenue was $4.45 billion, a decrease of $106.9 million compared to 2006. P&A revenue totaled $868.3 million, a 0.7 percent increase over last year’s $862.3 million. General Merchandise revenue totaled $305.4 million, a 10.1 percent increase compared to $277.5 million during 2006.

        HDFS operating income was $212.2 million, a 0.7 percent increase over last year’s $210.7 million.

Cash Flow

        Cash and marketable securities totaled $405.3 million as of December 31, 2007. Cash flow from operations was $798.1 million, and capital expenditures were $242.1 million during the full year of 2007. In 2008, capital expenditures are expected to be between $240 and $260 million.

Stock Repurchase

        The Company repurchased 3.2 million shares of its common stock at a cost of $153.3 million during the fourth quarter of 2007. For the full year 2007, the Company repurchased 20.4 million shares at a total cost of $1.15 billion. On December 31, 2007, the Company had 238.5 million shares of common stock outstanding.

        As of December 31, 2007, there are 23.1 million shares remaining on board-approved share repurchase authorizations. An additional board-approved share repurchase authorization is in place to offset option exercises.

Company Background

        Harley-Davidson, Inc. is the parent company for the group of companies doing business as Harley-Davidson Motor Company, Buell Motorcycle Company and Harley-Davidson Financial Services. Harley-Davidson Motor Company, the only major U.S.-based motorcycle manufacturer, produces heavyweight motorcycles and offers a complete line of motorcycle parts, accessories, apparel, and general merchandise. Buell Motorcycle Company produces sport motorcycles. Harley-Davidson Financial Services provides wholesale and retail financing and insurance programs to Harley-Davidson dealers and their retail customers.

Forward-Looking Statements

        The Company intends that certain matters discussed in this release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the Company “believes,” “anticipates,” “expects,” “plans,” or “estimates” or words of similar meaning. Similarly, statements that describe future plans, objectives, outlooks, targets, guidance or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Certain of such risks and uncertainties are described below. Shareholders, potential investors, and other readers are urged to consider these factors in evaluating the forward-looking statements and cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this release are only made as of the date of this release, and the Company disclaims any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

        The Company’s ability to meet the targets and expectations noted depends upon, among other factors, the Company’s ability to (i) continue to realize production efficiencies at its production facilities and manage operating costs including materials, labor and overhead, (ii) manage production capacity and production changes, (iii) manage supply chain issues, (iv) provide products, services and experiences that are successful in the marketplace, (v) develop and implement sales and marketing plans that retain existing retail customers and attract new retail customers in an increasingly competitive marketplace, (vi) sell all of its motorcycles and related products and services to its independent dealers and, (vii) continue to develop the capabilities of its distributor and dealer network, (viii) manage changes and prepare for requirements in legislative and regulatory environments for its products, services and operations, (ix) adjust to fluctuations in foreign currency exchange rates, interest rates and commodity prices, (x) manage access to reliable sources of capital and adjust to fluctuations in the cost of capital, (xi) manage regional and worldwide demographic trends and economic and political conditions, including healthcare inflation, pension reform and tax changes, (xii) anticipate consumer confidence in the economy, (xiii) manage the credit quality, the loan servicing and collection activities, and the recovery rates of HDFS’ loan portfolio, (xiv) retain and attract talented employees, (xv) detect any issues with our motorcycles or manufacturing processes to avoid delays in new model launches, recall campaigns, increased warranty costs or litigation and (xvi) implement and manage enterprise-wide information technology solutions and secure data contained in those systems.

        In addition, the Company could experience delays or disruptions in its operations as a result of work stoppages, strikes, natural causes, terrorism or other factors. Other factors are described in risk factors that the Company has disclosed in documents previously filed with the Securities and Exchange Commission.

        The Company’s ability to sell its motorcycles and related products and services and to meet its financial expectations also depends on the ability of the Company’s independent dealers to sell its motorcycles and related products and services to retail customers. The Company depends on the capability and financial capacity of its independent dealers and distributors to develop and implement effective retail sales plans to create demand for the motorcycles and related products and services they purchase from the Company.

        In addition, the Company’s independent dealers and distributors may experience difficulties in selling Harley-Davidson motorcycles and related products and services as a result of weather, economic conditions or other factors.

TABLES FOLLOW

Harley-Davidson, Inc.
Condensed Consolidated Statements of Income
(In thousands, except per share amounts)

	(Unaudited)	(Unaudited)	(Unaudited)
	Three months ended		Twelve months ended
	December 31, 2007	December 31, 2006	December 31, 2007	December 31, 2006
Net revenue	$1,386,354	$1,502,633	$5,726,848	$5,800,686
Gross profit	494,534	571,052	2,114,100	2,232,847
Operating expenses	243,945	233,073	883,457	823,857

Operating income from motorcycles & related products	250,589	337,979	1,230,643	1,408,990
Financial services income	96,232	93,079	416,196	384,891
Financial services expense	57,678	45,433	204,027	174,167

Operating income from financial services	38,554	47,646	212,169	210,724
Corporate expenses	3,488	5,838	17,251	22,561

Income from operations	285,655	379,787	1,425,561	1,597,153
Investment income, net	2,826	8,945	22,258	27,087

Income before provision for income taxes	288,481	388,732	1,447,819	1,624,240
Provision for income taxes	102,404	136,306	513,976	581,087

Net income	$186,077	$252,426	$933,843	$1,043,153

Earnings per common share:
Basic	$0.78	$0.98	$3.75	$3.94
Diluted	$0.78	$0.97	$3.74	$3.93
Weighted-average common shares:
Basic	239,390	258,138	249,205	264,453
Diluted	239,845	259,158	249,882	265,273
Cash dividends per common share	$0.30	$0.21	$1.06	$0.81

Harley-Davidson, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited) December 31, 2007	December 31, 2006
ASSETS
Current Assets:
Cash and cash equivalents	$402,854	$238,397
Marketable securities	2,475	658,133
Accounts receivable, net	181,217	143,049
Finance receivables held for sale	781,280	547,106
Finance receivables held for investment, net	1,575,283	1,554,260
Inventories	349,697	287,798
Other current assets	174,508	121,890

Total current assets	3,467,314	3,550,633
Finance receivables held for investment, net	845,044	725,957
Other long-term assets	1,344,248	1,255,560

	$5,656,606	$5,532,150

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable & accrued liabilities	$785,124	$763,186
Current portion of finance debt	1,119,955	832,491

Total current liabilities	1,905,079	1,595,677
Finance debt	980,000	870,000
Postretirement healthcare benefits	192,531	201,126
Other long-term liabilities	203,505	108,610
Total shareholders’ equity	2,375,491	2,756,737

	$5,656,606	$5,532,150

Harley-Davidson, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)

	(Unaudited)
	Twelve months ended
	December 31, 2007	December 31, 2006	December 31, 2005
Net cash provided by operating activities	$798,146	$761,780	$962,614
Cash flows from investing activities:
Capital expenditures	(242,113)	(219,602)	(198,389)
Finance receivables held for investment, net	(145,381)	(151,624)	(156,438)
Collection of retained securitization interests	118,175	101,641	115,346
Net change in marketable securities	657,735	253,512	431,075
Other, net	2,789	(19,186)	2,246

Net cash provided by (used by) investing activities	391,205	(35,259)	193,840
Cash flows from financing activities:
Proceeds from issuance of medium term notes	398,144	--	199,974
Net (decrease) increase in finance-credit
facilities and commercial paper	(16,247)	493,125	(280,694)
Repayment of senior subordinated debt	(30,000)	--	--
Dividends	(260,805)	(212,914)	(173,785)
Purchase of common stock for treasury	(1,153,439)	(1,061,968)	(1,054,615)
Excess tax benefits from share-based payments	3,066	18,933	6,065
Issuance of common stock under employee
stock option plans	21,478	125,801	31,264

Net cash used by financing activities	(1,037,803)	(637,023)	(1,271,791)
Effect of exchange rate changes on cash
and cash equivalents	12,909	7,924	(18,847)
Net increase (decrease) in cash and cash equivalents	164,457	97,422	(134,184)
Cash and cash equivalents:
At beginning of period	238,397	140,975	275,159

At end of period	$402,854	$238,397	$140,975

Net Revenue and Motorcycle
Shipment Data

	(Unaudited)	(Unaudited)	(Unaudited)
	Three months ended		Twelve months ended
	December 31, 2007	December 31, 2006	December 31, 2007	December 31, 2006
NET REVENUE (in thousands)
Harley-Davidson® motorcycles	$1,118,328	$1,223,861	$4,446,637	$4,553,561
Buell® motorcycles	27,739	27,401	100,534	102,227
Parts & Accessories	165,190	179,151	868,297	862,251
General Merchandise	73,424	70,617	305,435	277,490
Other	1,673	1,603	5,945	5,157

	$1,386,354	$1,502,633	$5,726,848	$5,800,686

HARLEY-DAVIDSON UNITS
Motorcycle shipments:
United States	59,092	74,492	241,539	273,212
Export	22,114	18,356	89,080	75,984

Total	81,206	92,848	330,619	349,196

Motorcycle product mix:
Touring	29,142	32,530	114,076	123,444
Custom	34,931	44,591	144,507	161,195
Sportster(R)	17,133	15,727	72,036	64,557

Total	81,206	92,848	330,619	349,196

BUELL UNITS
Motorcycle shipments:
Buell	3,137	3,355	11,513	12,460

Retail Sales of Harley-Davidson Motorcycles
Year to Date December

	2007	2006
United States	251,772	268,366
Europe*	38,866	33,786
Japan	13,765	13,284
Canada	14,779	13,514
All other markets	18,592	15,031
Total Retail Sales of Harley-Davidson Motorcycles	337,774	343,981

Data Source (subject to update)

Data source for all 2006 and 2007 retail sales figures shown above is sales warranty and registration information provided by Harley-Davidson dealers and compiled by the Company. The Company must rely on information that its dealers supply concerning retail sales, and this information is subject to revision.

Only Harley-Davidson® motorcycles are included in the Harley-Davidson Motorcycle Sales data.

*Data for Europe includes Austria, Belgium, Denmark, Finland, France, Germany, Greece, Italy, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland, and the United Kingdom.

Heavyweight Market Data
Data Through Month Indicated

	2007	2006
United States[1] (December)	516,083	542,991
Europe[2] (November)	385,589	365,889

1 – United States industry data includes 651+cc models, derived from submission of motorcycle retail sales by each major manufacturer to an independent third party.

2 – Europe data includes Austria, Belgium, Denmark, Finland, France, Germany, Greece, Italy, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland, and the United Kingdom. Industry retail motorcycle registration data includes 651+cc models, derived from information provided by Giral S.A., an independent agency.